Exhibit 99.1

PLAN OF DISTRIBUTION

We have entered into the Amended and Restated Equity Distribution Agreement dated April 25, 2025, with Piper Sandler and Clear Street LLC (“Clear Street” and together with Piper Sandler, the “Sales Agents”), as our sales agents, pursuant to which we may issue and sell from time to time shares of our common stock having an aggregate offering price of up to $17,111,650 through the Sales Agents (the “Equity Distribution Agreement”).

This prospectus only relates to up to $17,111,650 of shares of our common stock that we may issue and sell from time to time under the Equity Distribution Agreement. We will be required to file another prospectus or prospectus supplement in the event we want to offer more than $17,111,650 in shares of our common stock in accordance with the terms of the Equity Distribution Agreement.

The Sales Agents will use commercially reasonable efforts to sell on our behalf all shares of our common stock requested to be sold by us, consistent with their normal trading and sales practices and applicable laws and regulations, under the terms and subject to the conditions set forth in the Equity Distribution Agreement. We may instruct the Sales Agents not to sell our common stock if the sales cannot be effected at or above the price designated by us in any instruction. We or the Sales Agents may suspend the offering of our common stock upon proper notice and subject to other conditions, as further described in the Equity Distribution Agreement.

Upon delivery of a placement notice, and subject to our instructions in that notice and the terms and conditions of the Equity Distribution Agreement generally, the Sales Agents may sell our common stock by any method permitted by law that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act, including sales made directly on or through the Nasdaq Capital Market or on any other existing trading market for our common stock. The Sales Agents will provide written confirmation to us no later than the opening of trading on the Nasdaq Capital Market on the day following each day in which our common stock is sold under the Equity Distribution Agreement. Each such confirmation will include the number of shares of our common stock sold on such day, the volume-weighted average price of the shares sold, the net proceeds to us and the compensation payable by us to the Sales Agents in connection with such sales.

We will pay the Sales Agents commissions for their services in acting as sales agents in the sale of our common stock. The Sales Agents will be entitled to compensation in an amount equal to 3.0% of the gross sales price of all common stock sold through them as sales agents under the Equity Distribution Agreement. We have also agreed to reimburse the Sales Agents for the out-of-pocket reasonable fees and disbursements of their legal counsel, in an amount not to exceed $125,000 in connection with the establishment of this at-the-market offering program, $35,000 in connection with the execution of this Equity Distribution Agreement, $54,000 with respect to the quarter ended September 30, 2024, and $15,000 for each applicable quarter subsequent to the quarter ended December 31, 2024. In accordance with Financial Industry Regulatory Authority, Inc. Rule 5110, these reimbursed fees and expenses are deemed sales compensation in connection with this offering. We estimate that the total expenses for this offering, excluding compensation and reimbursements payable to the Sales Agents under the terms of the Equity Distribution Agreement, will be approximately $250,000.

Settlement for sales of our common stock will occur on the first business day following the date on which any such sales are made, or on some other date that is agreed upon by us and the Sales Agents in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report at least quarterly the number of shares of our common stock sold through the Sales Agents, as sales agents, under the Equity Distribution Agreement, and the net proceeds to us in connection with such sales.

The Sales Agents and their affiliates may in the future provide various investment banking, commercial banking, fiduciary and advisory services for us for which they may receive customary fees and expenses. The Sales Agents and their affiliates may from time to time engage in other transactions with and perform services for us in the ordinary course of their business.

In connection with the sale of our common stock on our behalf, the Sales Agents will be deemed to be underwriters within the meaning of the Securities Act, and the compensation paid by us to the Sales Agents will be deemed to be underwriting commissions or discounts. We have agreed to indemnify the Sales Agents against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the Sales Agents may be required to make because of such liabilities.

The offering of our common stock pursuant to the Equity Distribution Agreement will terminate upon the termination of the Equity Distribution Agreement. The Equity Distribution Agreement may be terminated by a Sales Agent or us at any time upon specified prior written notice.

Any summary of provisions of the Equity Distribution Agreement above does not purport to be a complete statement of the Equity Distribution Agreement terms and conditions. A copy of the Equity Distribution Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.